EXHIBIT 99.1

PSB Holdings, Inc.

News Release

June 9, 2008

For immediate Release

Contact: Robert J. Halloran, Jr., President, PSB Holdings, Inc.

Telephone: 860-928-6501

PSB HOLDINGS, INC. DECLARES DIVIDEND INCREASE

PUTNAM, CT – June 9, 2008 – Thomas A. Borner, Chairman and Chief Executive Officer of PSB Holdings, Inc., today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $.09 per share of the Company's common stock. On an annual basis, PSB Holdings, Inc.'s dividend increases to $.36 from $.32 per common share. The dividend will be payable to stockholders of record as of July 3, 2008, and will be paid on July 18, 2008.

“In recognition of Putnam Bank’s consistently strong performance and positive earnings trend, the Board of Directors has voted this dividend increase, signifying our continued commitment to delivering value to our shareholders”, said Mr. Borner. “It is the fourth dividend increase since we became a public company in 2004, and our 15th consecutive dividend payment. The increase also reinforces our optimism for the upcoming fiscal year, and underscores our determination to improve our operations further while we remain vigilant in maintaining a strong capital position.”

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 3,729,846 of the Company's outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of all but $25,000 of the cash dividends paid on its shares of the Company. PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.'s common stock trades on the NASDAQ Global Market under the symbol PSBH.

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